Exhibit 10.36
March 17, 2021
Mary Dean Hall
[Address]
Dear Mary,
We are pleased to provide written confirmation of our offer of employment with Ingevity Corporation (“Ingevity”) as Executive Vice President and Chief Financial Officer reporting to me based at our global headquarters in North Charleston, South Carolina, effective on a mutually agreeable 2021 date.
Your compensation for this position will be $41,666.67 monthly, ($500,000.00 annually) paid on the last working day of each month. In addition to your base salary, you will be eligible to participate in the following company plans and programs:
a.Annual Short - Term Incentive Plan: Your annual incentive target for this position will be 70% of your base salary beginning with the 2021 plan year. Your target award for this position will not be prorated based on your start date for the 2021 plan year and will be paid in 2022, subject to satisfactory performance against objectives associated with the plan in which you participate. Payouts under the Ingevity Short-Term Incentive Plan are funded primarily by Ingevity financial performance and directly influenced by your individual performance and may range from 0% to 200%.
b.Long-Term Incentive Program: You will be eligible to participate in Ingevity’s performance based Long-Term Incentive Program, beginning with awards granted in 2022, with a target level of 150% of your base salary for your total target award opportunity under the 2022 Long-Term Incentive Program. Awards under this program are not automatic and are based on job performance, anticipated future contributions, and other factors. Awards are at the sole discretion of the Leadership Development and Compensation Committee of the Board of Directors.
i.The type and mix of Long-Term Incentive Program Awards are subject to change, as determined by the Leadership Development and Compensation Committee. By way of illustration only, equity awards granted in 2021 under the company’s Long-Term Incentive Program generally consisted of:
1. 25% Service-based restricted stock units (RSUs) with 3-year ratable vesting
2. 50% Performance-based restricted stock units (PSUs) with 3-year cliff vesting
a.PSUs may vest between 0% and 200% based on the company’s financial attainment against pre-established metrics over the 3-year performance period
3. 25% Non-qualified stock options with 3-year ratable vesting
c.Equity Award: You will receive a one-time equity grant upon hire to make you whole for unvested shares and performance cash forfeited under your prior employer’s plan. The value of the unvested shares will be based on a 30-day average share price of Quaker Houghton shares as of the date of your signed acceptance of this offer. This one-time award will be composed of the following:
i. A grant of RSUs based on the value of your unvested and forfeited equity and performance cash granted to you prior to your 2021 annual grant. The RSUs will vest over a 3-year period based on the following schedule: 50% on the first anniversary date of the grant; 25% on each of the second and third anniversary dates of the grant.
ii.A grant based on the value of your unvested and forfeited 2021 annual equity and performance cash grant from Quaker Houghton consisting of the following, which is representative of the company’s 2021 annual Long-Term Incentive Program grant:
1. 25% Service-based restricted stock units (RSUs) with 3-year ratable vesting

2. 50% Performance-based restricted stock units (PSUs) with 3-year cliff vesting
a.PSUs may vest between 0% and 200% based on the company’s financial attainment against pre-established metrics over the 3-year performance period
3. 25% Non-qualified stock options with 3-year ratable vesting
d.Deferred Compensation Plan: You will be eligible to participate in the Deferred Compensation Plan in 2022. This nonqualified plan allows you to defer compensation on an income tax-deferred basis. Under the Deferred Compensation Plan, you generally may defer up to 80% of your base salary and up to 100% of your annual incentive compensation. The plan also has a 401k restoration component which will allow to defer base compensation in excess of the IRS 401k limits. You will receive information regarding this plan during the open enrollment window on November 2021.
e.Severance and Change of Control Agreement: You will be entitled to severance protections in accordance with, and subject to the terms and conditions of, the Severance and Change of Control Agreement enclosed herewith.
Ingevity offers a robust array of benefits, which are summarized below:
a.Health and Welfare Benefit Plans: You will be eligible to participate in Ingevity medical, dental, vision and life insurance plans, as well as other welfare plans. Coverage under these plans becomes effective on your start date. Highlights of the plans will be provided in your "Ingevity Contingent Offer of Employment" email. You will receive more information about enrollment in these plans and the benefits provided under these plans during new-hire orientation.
b.Savings Plan: You will be eligible to participate in Ingevity’s Retirement Savings Plan, which is a 401(k) plan that allows you to make contributions of your pay on a pre-tax, Roth and after-tax basis. The plan generally also provides for a company match of up to 6% and a 3% automatic company contribution. Your contributions and any company match are 100% vested immediately, while any automatic contribution is 100% vested after 3 years. You will receive more information about enrollment in the Savings Plan during new hire orientation.
c.Vacation: You will be eligible for vacation benefits beginning on your start date. Initial vacation eligibility is determined by your prior full-time work experience and increases over time according to the Ingevity Vacation Policy. Based on your previous years of professional experience, you are eligible for 4 weeks. In your first year of employment vacation time is prorated from your start date. Vacation time in subsequent years will be earned in accordance with the required years of service as stated in Ingevity’s Vacation Policy.
d.Relocation: To assist with your relocation, Ingevity is also pleased to extend to you, relocation assistance covering a variety of relocation costs as outlined in the Relocation Program included as an attachment in your Contingent Offer of Employment email. This program fully outlines obligations and benefits to which you will be entitled, as well as your obligations throughout the relocation process.
The above stated plans or programs are reviewed periodically, and may be amended based on company goals, business needs and legal requirements.
Compliance with Section 409A
It is intended that the provisions of this letter agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and all arrangements set forth herein shall be construed, interpreted and implemented in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A; provided, however, that the tax treatment of benefits under this letter agreement is not warranted or guaranteed.
For purposes of any payments to be made upon your termination of employment, such term will mean your “separation from service” as defined under Section 409A. In the event that any payments under this letter agreement constitute “deferred compensation” subject to Section 409A and you are a “specified employee” as defined under Section 409A, no such payments will be made until six (6) months following your termination of employment, or if earlier, the date of your death. Any such payments that are delayed will be paid six (6) months following your termination, or, if earlier, the date of your death.
Eligibility / Employment At Will
As with all new employees, the above stated offer is contingent upon successful post-offer drug testing results along with satisfactory background/reference checks. Additionally, Ingevity is required to verify the identification and eligibility of new employees to work in the United States. On your first day of employment, please bring appropriate documentation regarding eligibility for employment. The verification form, detailing required documents, will be enclosed in your “Welcome to Ingevity” email.
All employment at Ingevity, contingent or otherwise, is at-will. All policies, manuals or similar documents are meant to be an explanation of policies or programs and do not change the terms of your at-will employment. Either you or Ingevity may terminate your employment at any time.
Other Ingevity Policies
As Executive Vice President and Chief Financial Officer, you will be subject to Ingevity’s Stock Ownership Guidelines, as in effect from time to time. Currently, the Stock Ownership Guidelines require that you achieve stock ownership at a level equal to three times your base salary, and that you to retain 50 percent of the net shares received under Long-Term Incentive Plan awards until that stock ownership level is met.
Any compensation paid to you shall be subject to recoupment pursuant to the terms of any recoupment policy the company may adopt and as such policy may be from time to time amended.
More information about Ingevity’s stock ownership guidelines, recoupment policy and other applicable company policies (including Ingevity’s Insider Trading Policy and Code of Conduct) will be reviewed upon acceptance of this offer.
Mary, if the terms of this offer are acceptable, please indicate your agreement by signing, dating and returning this offer letter and the enclosed Severance and Change of Control Agreement to me by March 22, 2021.
Best,
/s/ John C. Fortson
______________________
John C. Fortson
President and Chief Executive Officer
ACCEPTED AND AGREED:
/s/ Mary D. Hall
______________________
Name: Mary Dean Hall
Date: March 19, 2021
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